Exhibit 99.1

Contacts: Ivana Magovčević-Liebisch General Counsel and Executive Vice President, Corporate Communications (617) 250-5759 imagovcevic@dyax.com

Nicole P. Jones Associate Director, Investor Relations and Corporate Communications (617) 250-5744 njones@dyax.com

Dyax Corp. Announces Third Quarter Financial Results

CAMBRIDGE, MA, October 25, 2006 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the third quarter ended September 30, 2006.  Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended September 30, 2006, the Company reported a net loss of $11.5 million or $0.26 per share, as compared to a net loss of $9.0 million or $0.24 per share for the comparable quarter in 2005.  For the nine months ended September 30, 2006, Dyax reported a net loss of $30.1 million or $0.72 per share, as compared to a net loss of $25.3 million or $0.73 per share for the comparable nine month period in 2005.  On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Accounting for Stock-Based Compensation”.  For the three and nine months ended September 30, 2006, it recorded aggregate expenses for stock-based compensation of $643,000 and $1.7 million, respectively, which are included in research and development and general and administrative expenses in our Selected Consolidated Statements of Operations.

Revenues for the quarter ended September 30, 2006 increased to $3.5 million as compared to $2.2 million for the comparable quarter in 2005.  Revenues for the nine months ended September 30, 2006 decreased to $9.6 million as compared to $12.6 million in the comparable nine month period in 2005.  The increase in revenue for the quarter primarily relates to a $1.5 million milestone payment received from Debiopharm in July 2006 after Debiopharm reached a clinical development milestone by treating its first patient in a Phase II trial of DX-890 for the treatment of acute respiratory distress syndrome.  This increase and an increase in licensing revenues were partially offset by a decrease in funded research revenue.  The receipt and recognition of clinical milestones received from our collaborators and licensees may vary substantially from quarter-to-quarter due to the timing of their clinical activities.

Research and development expenses for the quarter ended September 30, 2006 increased to $12.5 million as compared to $11.4 million for the comparable period in 2005.  For the nine months ended September 30, 2006, research and development expenses decreased to $33.6 million as compared to $36.1 million for the comparable period in 2005.  The increase in research and development expenses for the quarter was primarily attributable to increased preclinical and small scale manufacturing costs associated with advancing the formal development of DX-2240.

As of September 30, 2006, Dyax had a total of $78.3 million in cash, cash equivalents, and short-term and long-term investments, exclusive of restricted cash, which is a net increase of $27.6 million from December 31, 2005.  This increase resulted primarily from the $30.1 million in net cash proceeds from our underwritten common stock offering in March 2006 and the net $29.5 million upfront cash payment in August from its Royalty Interest Assignment Agreement with the Paul Royalty Fund.  This was primarily offset by our operating cash requirements for the nine month period and a $7.2 million dollar increase in restricted cash used as collateral for the Genzyme note which is now extended to May 2010.

Corporate Progress:

Henry E. Blair, Chairman and Chief Executive Officer of Dyax, stated, “We had an extremely busy third quarter.  With respect to our HAE program, our Phase III (EDEMA3) trial for DX-88 in HAE remains on track for completion by year end.  In August, we had a very productive FDA meeting regarding our HAE program.  We now have clear guidance as to the regulatory pathway for this indication and will be conducting a confirmatory trial, EDEMA4, starting in the first quarter of 2007.”

“We hosted a successful key opinion leader meeting and an investigator meeting for DX-88 in on-pump cardiothoracic surgery, which created much enthusiasm around the possibility of an improved product for on-pump cardiothoracic procedures,” continued Mr. Blair.  “Our internal pipeline continues to move forward.  DX-2240, a fully human monoclonal antibody that targets the Tie-1 receptor, is scheduled for an IND filing in the first half of 2007.  Additionally, we announced a library license and funded research agreement with Serono for the discovery of therapeutic antibodies.”

Commenting on other accomplishments during the quarter, Mr. Blair remarked, “We saw the value of our proprietary phage display technology validated by the agreement with Paul Royalty Fund.  The agreement allowed us to monetize a portion of the revenues generated from our phage display Licensing and Funded Research Program, without affecting any of our current or future internal pipeline programs.  This capital will help us progress our HAE, on-pump cardiothoracic surgery and other internally developed programs, allowing us to continue building long-term value for Dyax.”

2006 Guidance:

Regarding Dyax’s financial outlook for the remainder of 2006, Stephen S. Galliker, Executive Vice President of Finance & Administration and Chief Financial Officer of Dyax, commented, “Existing cash and cash equivalents plus anticipated cash flow from product revenues and collaborations will be sufficient to support our current operating plans into 2008.  The Paul Royalty Fund agreement provided us additional capital needed for our existing development programs as well as for continuing to expand our pipeline.  Our projected operating cash consumption for 2006 remains unchanged at approximately $40 million.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss third quarter 2006 financial results and company progress.

Date:	Wednesday, October 25, 2006
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-825-1692
International callers, dial 617-213-8059
Passcode 62455839
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 22, 2006 and may be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode for all callers is 19285091.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A Phase III trial is ongoing.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during on-pump cardiothoracic surgery (including CABG procedures) and is planning a Phase IIb trial for further development of DX-88 in this indication.  DX-88 has orphan drug designation in the U.S. and E.U. for the treatment of angioedema.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its future cash resources, projected use of cash, antibody discovery technology, clinical trials of DX-88 and plans for clinical development of other compounds, and ongoing and future collaborations and licenses.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with:  the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.  EDEMA3 and EDEMA4 are service marks of Dyax Corp.

- financial tables follow -

# # #

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In thousands, except share and per share data)

Product development and license fee revenues	$3,514	$2,157	$9,612	$12,557

Operating expenses:
Research and development(1)	12,451	11,446	33,546	36,072
less: Research and development expenses reimbursed by joint venture	(3,997)	(6,735)	(12,230)	(16,817)
Equity loss in joint venture	2,545	3,670	7,741	9,221
General and administrative (2)	3,813	2,988	11,333	9,818
Total operating expenses	14,812	11,369	40,390	38,294

Loss from operations	(11,298)	(9,212)	(30,778)	(25,737)
Other income (expense), net	(184)	249	641	402

Net loss	$(11,482)	$(8,963)	$(30,137)	$(25,335)

Basic and diluted net loss per share	$(0.26)	$(0.24)	$(0.72)	$(0.73)

Shares used in computing basic and diluted net loss per share	43,682,781	37,962,401	42,139,414	34,593,837

(1)             Includes $344 and $916 of stock-based compensation expense for the three and nine months ended September 30, 2006, respectively.

(2)             Includes $299 and $748 of stock-based compensation expense for the three and nine months ended September 30, 2006, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$9,416	$8,640
Short-term investments	66,843	42,024
Long-term investments	1,995	—
Restricted cash	11,549	4,408
Working capital	64,131	41,756
Total assets	105,832	75,917
Stockholders’ equity	43,058	40,938